Exhibit 3.2

AMENDED BYLAWS

OF

MANHATTAN ASSOCIATES, INC.

(AS AMENDED EFFECTIVE OCTOBER 22, 2026)

AMENDED BYLAWS

OF

MANHATTAN ASSOCIATES, INC.

TABLE OF CONTENTS

Page

ARTICLE One OFFICE	1
1.1 REGISTERED OFFICE AND AGENT	1
1.2 PRINCIPAL OFFICE	1
1.3 OTHER OFFICES	1
ARTICLE Two SHAREHOLDERS’ MEETINGS	1
2.1 PLACE OF MEETINGS	1
2.2 ANNUAL MEETINGS	1
2.3 SPECIAL MEETINGS	1
2.4 NOTICE OF MEETINGS	2
2.5 WAIVER OF NOTICE	2
2.6 VOTING GROUP; QUORUM; VOTE REQUIRED TO ACT	2
2.7 VOTING OF SHARES	3
2.8 PROXIES	3
2.9 PRESIDING OFFICIAL	3
2.10 ADJOURNMENTS	3
2.11 CONDUCT OF THE MEETING	4
2.12 INSPECTORS OF ELECTION	4
2.13 ACTION OF SHAREHOLDERS WITHOUT A MEETING	4
2.14 MATTERS CONSIDERED AT ANNUAL MEETINGS	4
2.15 PROXY ACCESS FOR DIRECTOR NOMINATIONS	5
ARTICLE Three BOARD OF DIRECTORS	15
3.1 GENERAL POWERS	15
3.2 NUMBER, ELECTION AND TERM OF OFFICE	16
3.3 REMOVAL OF DIRECTORS	16
3.4 VACANCIES	16
3.5 COMPENSATION	16
3.6 COMMITTEES OF THE BOARD OF DIRECTORS	16
3.7 QUALIFICATION OF DIRECTORS	17
3.8 CERTAIN NOMINATION REQUIREMENTS	17
3.9 RETIREMENT AGE	17
ARTICLE Four MEETINGS OF THE BOARD OF DIRECTORS	18
4.1 REGULAR MEETINGS	18
4.2 SPECIAL MEETINGS	18
4.3 PLACE OF MEETINGS	18

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4.4 NOTICE OF MEETINGS	18
4.5 QUORUM	18
4.6 VOTE REQUIRED FOR ACTION	18
4.7 PARTICIPATION BY CONFERENCE TELEPHONE	18
4.8 ACTION BY DIRECTORS WITHOUT A MEETING	18
4.9 ADJOURNMENTS	19
4.10 WAIVER OF NOTICE	19
ARTICLE Five OFFICERS	19
5.1 OFFICERS	19
5.2 TERM	19
5.3 COMPENSATION	20
5.4 REMOVAL	20
5.5 CHAIRMAN OF THE BOARD	20
5.6 CHIEF EXECUTIVE OFFICER	20
5.7 PRESIDENT	20
5.8 VICE PRESIDENTS	20
5.9 SECRETARY	21
5.10 TREASURER	21
ARTICLE Six DISTRIBUTIONS AND DIVIDENDS	21
ARTICLE Seven SHARES	21
7.1 SHARES	21
7.2 RIGHTS OF CORPORATION WITH RESPECT TO REGISTERED OWNERS	22
7.3 TRANSFERS OF SHARES	22
7.4 DUTY OF CORPORATION TO REGISTER TRANSFER	22
7.5 LOST, STOLEN, OR DESTROYED CERTIFICATES	22
7.6 FIXING OF RECORD DATE	22
7.7 RECORD DATE IF NONE FIXED	23
ARTICLE Eight INDEMNIFICATION	23
8.1 INDEMNIFICATION OF DIRECTORS	23
8.2 INDEMNIFICATION OF OTHERS	23
8.3 OTHER ORGANIZATIONS	23
8.4 ADVANCES	24
8.5 NON-EXCLUSIVITY	24
8.6 INSURANCE	24
8.7 NOTICE	24
8.8 SECURITY	24
8.9 AMENDMENT	25
8.10 AGREEMENTS	25
8.11 CONTINUING BENEFITS	25
8.12 SUCCESSORS	25

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8.13 SEVERABILITY	25
8.14 ADDITIONAL INDEMNIFICATION	25
ARTICLE Nine MISCELLANEOUS	26
9.1 INSPECTION OF BOOKS AND RECORDS	26
9.2 FISCAL YEAR	26
9.3 CORPORATE SEAL	26
9.4 ANNUAL STATEMENTS	26
9.5 NOTICE	26
9.6 STANDING TO BRING DERIVATIVE CLAIMS	27
9.7 EXCLUSIVE FORUM FOR INTERNAL ENTITY CLAIMS	27
9.8 EXCLUSIVE FORUM FOR SECURITIES ACT CLAIMS	27
9.9 SEVERABILITY	28
ARTICLE Ten AMENDMENTS	28

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AMENDED BYLAWS

OF

MANHATTAN ASSOCIATES, INC.

______________________________________________________________________________

References in these Amended Bylaws of MANHATTAN ASSOCIATES, INC., a Georgia corporation (the “Corporation”) (these “Bylaws”) to “Articles of Incorporation” are to the Articles of Incorporation of the Corporation as amended and restated from time to time.

All of these Bylaws are subject to contrary provisions, if any, of the Articles of Incorporation (including provisions designating the preferences, limitations, and relative rights of any class or series of shares), the Georgia Business Corporation Code (the “Code”), and other applicable law, as in effect on and after the effective date of these Bylaws. References in these Bylaws to “Sections” shall refer to sections of the Bylaws, unless otherwise indicated.

______________________________________________________________________________

ARTICLE One
OFFICE

1.1 REGISTERED OFFICE AND AGENT. The Corporation shall maintain a registered office and shall have a registered agent whose business office is the same as the registered office.

1.2 PRINCIPAL OFFICE. The principal office of the Corporation shall be at the place designated in the Corporation’s annual registration with the Georgia Secretary of State.

1.3 OTHER OFFICES. In addition to its registered office and principal office, the Corporation may have offices at other locations either in or outside the State of Georgia.

ARTICLE Two
SHAREHOLDERS’ MEETINGS

2.1 PLACE OF MEETINGS. Meetings of the Corporation’s shareholders may be held at any location inside or outside the State of Georgia designated by the Board of Directors or any other person or persons who properly call the meeting, or if the Board of Directors or such other person or persons do not specify a location, at the Corporation’s principal office.

2.2 ANNUAL MEETINGS. The Corporation shall hold an annual meeting of shareholders, at a time determined by the Board of Directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.

2.3 SPECIAL MEETINGS. Special meetings of shareholders of one or more classes or series of the Corporation’s shares may be called at any time by the Board of Directors, the

Chairman of the Board, the Chief Executive Officer or the President, and shall be called by the Corporation upon the written request (in compliance with applicable requirements of the Code) of the holders of shares representing not less than 35% or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 2.4 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).

2.4 NOTICE OF MEETINGS. In accordance with Section 9.5 and subject to waiver by a shareholder pursuant to Section 2.5, the Corporation shall give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless these Bylaws require otherwise. The notice of a special meeting shall state the purpose for which the meeting is called. If an annual or special shareholders’ meeting is adjourned to a different date, time, or location, the Corporation shall give shareholders notice of the new date, time, or location of the adjourned meeting, unless a quorum of shareholders was present at the meeting and information regarding the adjournment was announced before the meeting was adjourned; provided, however, that if a new record date is or must be fixed in accordance with Section 7.6, the Corporation must give notice of the adjourned meeting to all shareholders of record as of the new record date who are entitled to vote at the adjourned meeting.

2.5 WAIVER OF NOTICE. A shareholder may waive any notice required by the Code, the Articles of Incorporation, or these Bylaws, before or after the date and time of the matter to which the notice relates, by delivering to the Corporation a written waiver of notice signed by the shareholder entitled to the notice. In addition, a shareholder’s attendance at a meeting shall be (a) a waiver of objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose stated in the meeting notice, unless the shareholder objects to considering the matter when it is presented. Except as otherwise required by the Code, neither the purpose of nor the business transacted at the meeting need be specified in any waiver.

2.6 VOTING GROUP; QUORUM; VOTE REQUIRED TO ACT. Unless otherwise required by the Code or the Articles of Incorporation, all classes or series of the Corporation’s shares entitled to vote generally on a matter shall for that purpose be considered a single voting group (a “Voting Group”). If either the Articles of Incorporation or the Code requires separate voting by two or more Voting Groups on a matter, action on that matter is taken only when voted upon by each such Voting Group separately. At all meetings of shareholders, any Voting Group entitled to vote on a matter may take action on the matter only if a quorum of that Voting Group exists at the meeting, and if a quorum exists, the Voting Group may take action on the matter notwithstanding the absence of a quorum of any other Voting Group that may be entitled to vote separately on the matter. Unless the Articles of Incorporation, these Bylaws, or the Code provides otherwise, the presence (in person or by proxy) of shares representing a majority of votes entitled to be cast on a matter by a Voting Group shall constitute a quorum of that Voting Group with regard to that matter. Once a share is present at any meeting other than solely to object to holding the meeting or transacting business at the meeting, the share shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournments of that meeting, unless a new record date for the adjourned meeting is or must be set pursuant to Section 7.6 of these Bylaws.

(a) Except as provided in Section 3.4, if a quorum exists, action on a matter by a Voting Group is approved by that Voting Group if the votes cast within the Voting Group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation, a provision of these Bylaws that has been adopted pursuant to Section 14-2-1021 of the Code (or any successor provision), or the Code requires a greater number of affirmative votes.

2.7 VOTING OF SHARES. Unless otherwise required by the Code or the Articles of Incorporation, each outstanding share of any class or series having voting rights shall be entitled to one vote on each matter that is submitted to a vote of shareholders.

2.8 PROXIES. A shareholder entitled to vote on a matter may vote in person or by proxy pursuant to an appointment executed in writing by the shareholder or by his or her attorney-in-fact. An appointment of a proxy shall be valid for 11 months from the date of its execution, unless a longer or shorter period is expressly stated in the appointment form.

2.9 PRESIDING OFFICIAL. Except as otherwise provided in this Section 2.9, the Chairman of the Board, and in his or her absence or disability the Chief Executive Officer, and in his or her absence or disability the President, shall preside at every shareholders’ meeting (and any adjournment thereof) as its chairman, if either of them is present and willing to serve. If neither the Chairman of the Board, nor the Chief Executive Officer nor the President is present and willing to serve as chairman of the meeting, and if the Chairman of the Board has not designated another person who is present and willing to serve, then a majority of the Corporation’s directors present at the meeting shall be entitled to designate a person to serve as chairman. If no director of the Corporation is present at the meeting or if a majority of the directors who are present cannot be established, then a chairman of the meeting shall be selected by a majority vote of (a) the shares present at the meeting that would be entitled to vote in an election of directors, or (b) if no such shares are present at the meeting, then the shares present at the meeting comprising the Voting Group with the largest number of shares present at the meeting and entitled to vote on a matter properly proposed to be considered at the meeting. The chairman of the meeting may designate other persons to assist with the meeting.

2.10 ADJOURNMENTS. At any meeting of shareholders (including an adjourned meeting), a majority of shares of any Voting Group present and entitled to vote at the meeting (whether or not those shares constitute a quorum) may adjourn the meeting, but only with respect to that Voting Group, to reconvene at a specific time and place. If more than one Voting Group is present and entitled to vote on a matter at the meeting, then the meeting may be continued with respect to any such Voting Group that does not vote to adjourn as provided above, and such Voting Group may proceed to vote on any matter to which it is otherwise entitled to do so; provided, however, that if (a) more than one Voting Group is required to take action on a matter at the meeting and (b) any one of those Voting Groups votes to adjourn the meeting (in accordance with the preceding sentence), then the action shall not be deemed to have been taken until the requisite vote of any adjourned Voting Group is obtained at its reconvened meeting. The only business that may be transacted at any reconvened meeting is business that could have been transacted at the meeting that was adjourned, unless further notice of the adjourned meeting has been given in compliance with the requirements for a special meeting that specifies the additional purpose or purposes for which the meeting is called. Nothing contained in this Section 2.10 shall be deemed or otherwise construed to limit any lawful authority of the chairman of a meeting to adjourn the meeting.

2.11 CONDUCT OF THE MEETING. At any meeting of shareholders, the chairman of the meeting shall be entitled to establish the rules of order governing the conduct of business at the meeting.

2.12 INSPECTORS OF ELECTION. The Corporation shall appoint one or more persons, each of whom may be an officer or employee of the Corporation, to act as an inspector at each meeting of shareholders. At each such meeting of shareholders, the inspector shall be responsible for (i) ascertaining the number of shares outstanding and the voting power of each; (ii) determining the shares represents at such meeting; (iii) determining the validity of proxies and ballots; (iv) counting all votes; (v) determining the result of all votes; and (vi) making a written report of his or her determinations. In addition, such inspector shall take and sign an oath to execute faithfully his or her duties with strict impartiality and according to the best of his or her ability.

2.13 ACTION OF SHAREHOLDERS WITHOUT A MEETING. Action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action or, if permitted by the Articles of Incorporation, by persons who would be entitled to vote at a meeting shares having voting power to cast the requisite number of votes (or numbers, in the case of voting by groups) that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Such consents shall be executed by shareholders sufficient to act by written consent and received by the Corporation within sixty days of the date upon which such consent is dated. Where required by Section 14-2-704 or other applicable provision of the Code, the Corporation shall provide shareholders with written notice of actions taken without a meeting.

2.14 MATTERS CONSIDERED AT ANNUAL MEETINGS. Notwithstanding anything to the contrary in these Bylaws, the only business that may be conducted at an annual meeting of shareholders shall be business brought before the meeting (a) by or at the direction of the Board of Directors prior to the meeting, (b) by or at the direction of the Chairman of the Board, the Chief Executive Officer or the President, or (c) by a shareholder of the Corporation who is entitled to vote with respect to the business and who complies with the notice procedures set forth in this Section 2.14. For business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal offices of the Corporation, not less than 60 days before the date of the meeting at which the director(s) are to be elected or the proposal is to be considered; however, if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made. A shareholder’s notice to the Secretary shall set forth a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting that business at the meeting; the name, as it appears on the Corporation’s books, and address of the shareholder proposing the business; the series or class and number of shares of the Corporation’s capital stock that are beneficially owned by the shareholder; and any material interest of the shareholder in the proposed business. The chairman of the meeting shall have the discretion to declare to the meeting that any business proposed by a shareholder to be considered at the meeting is out of order and that such business shall not be transacted at the meeting if (i) the chairman concludes that the matter has been proposed in a manner inconsistent with this Section 2.14 or (ii) the chairman concludes that the subject matter of the proposed business is inappropriate for consideration by the shareholders at the meeting.

2.15 PROXY ACCESS FOR DIRECTOR NOMINATIONS.

(a) Inclusion of Shareholder Nominee in Proxy Materials. Whenever the Board of Directors solicits proxies for the election of directors at an annual meeting of shareholders, the Corporation shall include in its proxy materials for the annual meeting (in addition to any persons nominated for election by the Board of Directors or a committee appointed by the Board of Directors) the name of, and the Required Information (as defined below) regarding, any person nominated for election (a “Shareholder Nominee”) to the Board of Directors by a shareholder, or by a group of no more than twenty (20) shareholders, that has satisfied (individually or, in the case of a group, collectively) all applicable conditions and has complied with all applicable procedures set forth in this Section 2.15 (individually, or in the case of a group, collectively, an “Eligible Shareholder”), and that expressly elects at the time of providing the notice required by this Section 2.15 (the “Nomination Notice”) to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 2.15.

(b) Required Information about Shareholder Nominee and Eligible Shareholder. “Required Information” means:

(i) the information concerning the Shareholder Nominee and the Eligible Shareholder required to be disclosed in the Corporation’s proxy statement by the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined below).

(c) Delivery of Nomination Notice. To be timely, an Eligible Shareholder must deliver or mail the Nomination Notice to the Secretary at the principal executive offices of the Corporation, and the Secretary must receive the Nomination Notice, not later than the close of business on the one hundred twentieth (120th) day nor earlier than the one hundred fiftieth (150th) day prior to the first anniversary of the release date of the Corporation’s proxy materials for its most recent annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Nomination Notice must be delivered or mailed and received no earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than the later of the close of business on (i) the one hundred twentieth (120th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation. An adjournment or postponement of an annual meeting or a public announcement of an adjournment or postponement shall not commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

(d) Maximum Number of Shareholder Nominees; Ranking of Shareholder Nominees.

(i) The maximum aggregate number of Shareholder Nominees nominated by all Eligible Shareholders included in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.15, or if such amount is not a whole number, the closest whole number below twenty percent (20%); provided, however, that this number shall be reduced by:

(A) the number of individuals nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.15 whose nominations are subsequently withdrawn;

(B) the number of individuals nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.15 whom the Board of Directors decides to nominate for election to the Board of Directors;

(C) the number of nominees recommended by the Board of Directors who will be included in the Corporation’s proxy materials pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such shareholder or group of shareholders);

(D) the number of directors serving on the Board of Directors as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.15 who were previously included in the Corporation’s proxy materials as Shareholder Nominees during either of the prior two annual meetings (including if they were a Shareholder Nominee pursuant to clause (B) or (C) above); and

(E) the number of individuals for whom the Secretary of the Corporation shall have received one or more valid shareholder’s notices (whether or not subsequently withdrawn) relating to the nomination of such individuals for election to the Board of Directors pursuant to Sections 2.14 and 3.8.

If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.15(c) above but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection with that, the maximum number shall be calculated based on the number of directors in office as so reduced.

(ii) Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.15 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy materials. If the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.15 exceeds the maximum number of nominees provided for pursuant to subsection (d)(i) above, then the highest ranking Shareholder Nominee who meets the requirements of this Section 2.15 of each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order by the number (largest to smallest) of shares of common stock of the Corporation each Eligible Shareholder disclosed as Owned (as defined below) in its respective Nomination Notice submitted to the Corporation pursuant to this Section 2.15. If the maximum number is not reached after the highest-ranking Shareholder Nominee who meets the requirements of this Section 2.15 of each Eligible Shareholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached.

(e) Ownership. The terms “Own,” “Owned,” “Owning,” “Ownership,” and other variations of the word “Own” mean the following for purposes of this Section 2.15:

An Eligible Shareholder Owns only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both:

(i) the full voting and investment rights pertaining to such shares; and

(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

Provided, however, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(y) borrowed by such shareholder or any of its affiliates for any purpose, or purchased by such shareholder or any of its affiliates subject to an agreement to resell; or

(z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such shareholder or any of their affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, or (2) hedging, offsetting, or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliates.

A shareholder Owns shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.

A shareholder’s Ownership of shares continues during any period in which:

(i) the person has loaned such shares, provided, however, that the person has the power to recall such loaned shares on no longer than five (5) business days’ notice and includes with the Nomination Notice an agreement that it (A) will promptly recall such loaned shares upon being notified by the Corporation that any of its Shareholder Nominees will be included in the Corporation’s proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting; or

(ii) the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

The Board of Directors or any committee of the Board of Directors will determine whether outstanding shares of common stock of the Corporation are Owned for purposes of this Section 2.15, which determination shall be conclusive and binding on the Corporation and its shareholders. For purposes of this Section 2.15, the term “affiliate” or “affiliates” shall have the meaning ascribed to it under the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Exchange Act.

(f) Eligible Shareholder Ownership Requirement. In order to make a nomination pursuant to this Section 2.15, an Eligible Shareholder (whether an individual shareholder or a group of shareholders) must have Owned (as defined above) continuously for at least three (3) years at least the number of shares of common stock of the Corporation that constitutes three percent (3%) or more of the voting power of the outstanding common stock of the Corporation (the “Required Shares”) as of each of (i) the date on which the Nomination Notice is delivered or mailed to, and received by, the Secretary in accordance with this Section 2.15, (ii) the record date for determining shareholders entitled to vote at the annual meeting, and (iii) the date of the annual meeting. For purposes of this Section 2.15, two or more funds or trusts that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund”), shall be treated as one shareholder. No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 2.15.

If a group of shareholders aggregates Ownership of shares in order to meet the requirements under this Section 2.15:

(i) all shares held by each shareholder constituting their contribution to the foregoing three percent (3%) threshold must have been held by that shareholder continuously for at least three (3) years and through the date of the annual meeting, and evidence of such continuous Ownership shall be provided as specified in subsection 2.15(g) below;

(ii) each provision in this Section 2.15 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements, or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements, or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) Ownership requirement of the “Required Shares” definition); and

(iii) a breach of any obligation, agreement, or representation under this Section 2.15 by any member of such group shall be deemed a breach by the Eligible Shareholder.

(g) Information to be Provided by Eligible Shareholder. An Eligible Shareholder making a nomination pursuant to this Section 2.15 must provide the following information in writing to the Secretary at the principal executive offices of the Corporation within the time period specified in this Section 2.15 for providing the Nomination Notice:

(i) one or more written statements from the Eligible Shareholder (and from each other record holder of the shares and intermediary through which the shares are or have been held during the requisite three (3)-year holding period) specifying the number of shares of common stock of the Corporation that the Eligible Shareholder Owns, and has continuously Owned for three (3) years preceding the date of the Nomination Notice, and the Eligible Shareholder’s agreement to provide, within five (5) business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation, written statements from the Eligible Shareholder, record holder and intermediaries verifying the Eligible Shareholder’s continuous Ownership of the Required Shares through the record date, provided, however, that statements meeting the requirements of Schedule 14N promulgated under the Exchange Act (“Schedule 14N”) will be deemed to fulfill this requirement;

(ii) the written consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Sections 2.14 and 3.8;

(iii) a copy of the Schedule 14N that has been or is concurrently being filed by such Eligible Shareholder with the U.S. Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iv) the details of any relationship that existed within the past three (3) years that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of Schedule 14N;

(v) the details of any position of the Shareholder Nominee as an officer or director of any competitor of the Corporation (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates), within the three years preceding the submission of the Nomination Notice;

(vi) a representation, warranty and undertaking that the Eligible Shareholder:

(A) did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominees being nominated by it pursuant to this Section 2.15;

(C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominees or a nominee of the Board of Directors;

(D) has not distributed and will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(E) will Own the Required Shares through the date of the annual meeting of shareholders;

(vii) a representation and warranty by the Eligible Shareholder:

(A) that the facts, statements and other information in all communications with the Corporation and its shareholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(B) that the Shareholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; and

(C) that the Eligible Shareholder is eligible to submit the Shareholder Nominee under this Section 2.15.

(viii) a representation and warranty by the Eligible Shareholder that the Shareholder Nominee:

(A) satisfies the listing standards of the principal U.S. exchange upon which the Corporation’s common stock is listed (including any special standards applicable to the audit and compensation committees of the boards of directors of listed companies), any applicable rules of the U.S. Securities and Exchange Commission, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (the “Applicable Independence Standards”);

(B) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act;

(C) is not and has not been subject to any event specified in Item 401(f) of the U.S. Securities & Exchange Commission’s Regulation S-K, without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee or whether the event occurred in the ten-year time period referenced in such Item; and

(D) meets the requirements to serve as a director under these Bylaws and the laws of the State of Georgia.

(ix) a statement as to whether or not the Eligible Shareholder intends to maintain qualifying Ownership of the Required Shares (as set forth in Section 2.15(f)) for at least one year following the annual meeting;

(x) in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all such members with respect to the nomination and all matters related thereto, including any withdrawal of the nomination, and the acceptance by such group member of such designation;

(xi) an undertaking that the Eligible Shareholder agrees to:

(A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation;

(B) indemnify and hold harmless the Corporation, and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination, solicitation, or other activity by the Eligible Shareholder in connection with its efforts to elect the Shareholder Nominees pursuant to this Section 2.15;

(C) comply with all other laws, rules, and regulations applicable to any actions taken pursuant to this Section 2.15, including the nomination and any solicitation in connection with the annual meeting of shareholders; and

(D) with respect to any shares held or controlled by the Eligible Shareholder, to the extent that cumulative voting would otherwise be permitted, agrees not to cumulate votes in favor of the election of any Shareholder Nominees nominated by such Eligible Shareholder; and

(xii) in the case of a Qualifying Fund whose share Ownership is counted for purposes of qualifying as an Eligible Shareholder, documentation from the Qualifying Fund reasonably satisfactory to the Board of Directors that demonstrates that it meets the requirements of a Qualifying Fund set forth in Section 2.15(f) above.

(h) Supporting Statement. The Eligible Shareholder may provide to the Secretary, at the time the information required by this Section 2.15 is provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders, not to exceed five hundred (500) words, in support of the Shareholder Nominees’ candidacy (the “Supporting Statement”). Notwithstanding anything contained in this Section 2.15 to the contrary, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes:

(i) is not true in all material respects or omits a material statement necessary to make such information or Supporting Statement (or portion thereof) not misleading;

(ii) directly or indirectly impugns the character, integrity, or personal reputation of, or directly or indirectly makes charges concerning improper, illegal, or immoral conduct or associations, without factual foundation, with respect to, any person; or

(iii) would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.15 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

(i) Information to be Provided by the Shareholder Nominee. A Shareholder Nominee must provide the following information in writing to the Secretary at the principal executive offices of the Corporation within the time period specified in this Section 2.15 for providing the Nomination Notice:

(i) the information required by a candidate for nomination pursuant to Sections 2.14 and 3.8.

(ii) a representation, warranty and undertaking that the Shareholder Nominee:

(A) will provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request, including with respect to satisfaction of the Applicable Independence Standards;

(B) has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Global Ethics and Compliance Manual

and any additional or successor ethics or business conduct policies and any other Corporation policies and guidelines applicable to directors; and

(C) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity: (1) in connection with service or action as a director of the Corporation, or as to how the Shareholder Nominee would vote or act on any issue or question as a director; or (2) except as has been disclosed to the Corporation, for the Shareholder Nominee’s candidacy for the Board of Directors.

(j) All Information Must be True, Correct and Complete. If any information or communications provided by any Eligible Shareholder or Shareholder Nominee to the Corporation or its shareholders is not, when provided, or subsequently ceases to be, true, correct, and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete, and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 2.15. In addition, any person providing any information to the Corporation pursuant to this Section 2.15 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment or postponement of it, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation (in the case of any update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date of the annual meeting or any adjournment or postponement of it (in the case of any update and supplement required to be made as of ten (10) business days prior to the annual meeting).

(k) Limitation on Shareholder Nominees. Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at such annual meeting, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.15 for the next two (2) annual meetings of shareholders.

(l) Exceptions. Notwithstanding anything in this Section 2.15 to the contrary, the Corporation shall not be required to include any Shareholder Nominee in its proxy materials for any meeting of shareholders:

(i) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominees or a nominee of the Board of Directors;

(ii) if the Corporation receives notice pursuant to Sections 2.14 and 3.8 that any shareholder intends to nominate any nominee for election to the Board of Directors at such meeting;

(iii) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors or any of its committees;

(iv) whose nomination or election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal exchanges upon which the Corporation’s shares of common stock are listed or traded, or any applicable law, rule, or regulation;

(v) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vii) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors;

(viii) if such Shareholder Nominee or the applicable Eligible Shareholder otherwise contravenes any of the agreements or representations made by such Shareholder Nominee or Eligible Shareholder or fails to comply with its obligations pursuant to this Section 2.15;

(ix) if such Shareholder Nominee was a director nominee in either of the two (2) most recently held meetings of shareholders at which directors were elected, such Shareholder Nominee did not receive a number of votes cast in favor of his or her election that is at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors at least one of those meetings; or

(x) if the applicable Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting of shareholders.

(m) Disqualifications. Notwithstanding anything in this Section 2.15 to the contrary, if:

(i) a Shareholder Nominee is determined not to satisfy the eligibility requirements of this Section 2.15 or any other provision of the Corporation’s Bylaws, Articles of Incorporation, corporate policies, or other applicable regulation at any time before the annual meeting (whether or not already included in the Corporation’s proxy materials for the annual meeting);

(ii) a Shareholder Nominee or the applicable Eligible Shareholder shall have breached any of its obligations, agreements or representations or fails to comply with its obligations under this Section 2.15;

(iii) the applicable Eligible Shareholder (or their qualified representative) does not appear at the annual meeting of shareholders to present any nomination pursuant to this Section 2.15;

(iv) a Shareholder Nominee dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting; or

(v) the applicable Eligible Shareholder otherwise ceases to be an Eligible Shareholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting of shareholders, in each of clauses (i) through (v) as determined by the Board of Directors, any committee thereof or the person presiding at the annual meeting;

then, to the extent feasible, (x) the Corporation may omit or remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting, (y) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder, and (z) the Board of Directors or the person presiding at the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(n) Filing Obligation. The Eligible Shareholder (including any person who Owns shares of common stock of the Corporation that constitute part of the Eligible Shareholder’s Ownership for purposes of satisfying Section 2.15(e)) shall file with the U.S. Securities and Exchange Commission any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

ARTICLE Three
BOARD OF DIRECTORS

3.1 GENERAL POWERS. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by, the Board of Directors, subject to any limitation set forth in the Articles of Incorporation, in bylaws approved by the shareholders, or in agreements among all the shareholders that are otherwise lawful.

3.2 NUMBER, ELECTION AND TERM OF OFFICE. The number of directors of the Corporation shall be fixed by resolution of the Board of Directors or of the shareholders from time to time and, until otherwise determined, shall be two; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Except as provided in the Articles of Incorporation, elsewhere in this Section 3.2 and in Section 3.4, the directors shall be elected at each annual meeting of shareholders, or at a special meeting of shareholders called for purposes that include the election of directors, by a plurality of the votes cast by the shares entitled to vote and present at the meeting. Despite the expiration of a director’s term, he or she shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified.

3.3 REMOVAL OF DIRECTORS. The entire Board of Directors or any individual director may be removed, with or without cause, by the shareholders, provided that Directors elected by a particular Voting Group may be removed only by the shareholders in that Voting Group. Removal action may be taken only at a shareholder’s meeting for which notice of the removal action has been given. A removed director’s successor, if any, may be elected at the same meeting to serve the unexpired term.

3.4 VACANCIES. A vacancy occurring in the Board of Directors may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum; provided, however, that if the vacant office was held by a director elected by a particular Voting Group, only the holders of shares of that Voting Group or the remaining directors elected by that Voting Group shall be entitled to fill the vacancy; provided further, however, that if the vacant office was held by a director elected by a particular Voting Group and there is no remaining director elected by that Voting Group, the other remaining directors or director (elected by another Voting Group or Groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s Voting Group act to fill the vacancy. A vacancy or vacancies in the Board of Directors may result from the death, resignation, disqualification, or removal of any director, or from an increase in the number of directors.

3.5 COMPENSATION. Directors may receive such compensation for their services as directors as may be fixed by the Board of Directors from time to time. A director may also serve the Corporation in one or more capacities other than that of director and receive compensation for services rendered in those other capacities.

3.6 COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors may designate from among its members an executive committee or one or more other standing or ad hoc committees, each consisting of one or more directors, who serve at the pleasure of the Board of Directors. Subject to the limitations imposed by the Code, each committee shall have the authority set forth in the resolution establishing the committee or in any other resolution of the Board of Directors specifying, enlarging, or limiting the authority of the committee. At any committee meeting, (i) a majority of the committee members shall constitute a quorum for the transaction of business, and (ii) if a committee chair is not designated or present, the members of the committee may designate a chair. Committees shall otherwise conduct themselves in accordance with the mechanical requirements of Article Four.

3.7 QUALIFICATION OF DIRECTORS. No person elected to serve as a director of the Corporation shall assume office and begin serving unless and until duly qualified to serve, as determined by reference to the Code, the Articles of Incorporation, and any further eligibility requirements established in these Bylaws.

3.8 CERTAIN NOMINATION REQUIREMENTS. No person may be nominated for election as a director at any annual or special meeting of shareholders unless (a) the nomination has been or is being made pursuant to a recommendation or approval of the Board of Directors of the Corporation or a properly constituted committee of the Board of Directors previously delegated authority to recommend or approve nominees for director; (b) the person is nominated by a shareholder of the Corporation who is entitled to vote for the election of the nominee at the subject meeting, and the nominating shareholder has furnished written notice to the Secretary of the Corporation, at the Corporation’s principal office, not less than 60 days before the date of the meeting at which the director(s) are to be elected or the proposal is to be considered; however, if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made and the notice (i) sets forth with respect to the person to be nominated his or her name, age, business and residence addresses, principal business or occupation during the past five years, any affiliation with or material interest in the Corporation or any transaction involving the Corporation, and any affiliation with or material interest in any person or entity having an interest materially adverse to the Corporation, and (ii) is accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected; or (c) (i) the person is nominated to replace a person previously identified as a proposed nominee (in accordance with the provisions of subpart (b) of this Section 3.8) who has since become unable or unwilling to be nominated or to serve if elected, (ii) the shareholder who furnished such previous identification makes the replacement nomination and delivers to the Secretary of the Corporation (at the time of or prior to making the replacement nomination) an affidavit or other sworn statement affirming that the shareholder had no reason to believe the original nominee would be so unable or unwilling, and (iii) such shareholder also furnishes in writing to the Secretary of the Corporation (at the time of or prior to making the replacement nomination) the same type of information about the replacement nominee as required by subpart (b) of this Section 3.8 to have been furnished about the original nominee. The chairman of any meeting of shareholders at which one or more directors are to be elected, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of this Section 3.8.

3.9 RETIREMENT AGE. No nominee for director shall be eligible to serve as such if the nominee has attained age 75 or if the nominee’s 75th birthday shall occur during the term of office for which the nominee is being nominated.

ARTICLE Four
MEETINGS OF THE BOARD OF DIRECTORS

4.1 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held in conjunction with each annual meeting of shareholders. In addition, the Board of Directors may hold regular meetings at other times established by prior resolution.

4.2 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, the President, or any two directors in office at that time.

4.3 PLACE OF MEETINGS. Directors may hold their meetings at any place in or outside the State of Georgia that the Board of Directors may establish from time to time.

4.4 NOTICE OF MEETINGS. Directors need not be provided with notice of any regular meeting of the Board of Directors. Unless waived in accordance with Section 4.10, the Corporation shall give at least two days’ notice to each director of the date, time, and place of each special meeting. Notice of a meeting shall be deemed to have been given to any director in attendance at any prior meeting at which the date, time, and place of the subsequent meeting was announced.

4.5 QUORUM. At meetings of the Board of Directors, the greater of (a) a majority of the directors then in office, or (b) one-third of the number of directors fixed in accordance with these Bylaws shall constitute a quorum for the transaction of business.

4.6 VOTE REQUIRED FOR ACTION. If a quorum is present when a vote is taken, the vote of a majority of the directors present at the time of the vote will be the act of the Board of Directors, unless the vote of a greater number is required by the Code, the Articles of Incorporation, or these Bylaws. A director who is present at a meeting of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (a) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting business at it; (b) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) he or she delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

4.7 PARTICIPATION BY CONFERENCE TELEPHONE. Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment through which all persons participating may hear and speak to each other. Participation in a meeting pursuant to this Section 4.7 shall constitute presence in person at the meeting.

4.8 ACTION BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent, describing the action taken, is signed by each director and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. The consent may be executed in counterpart, and shall have the same force and effect as a unanimous vote of the Board of Directors at a duly convened meeting.

4.9 ADJOURNMENTS. A meeting of the Board of Directors, whether or not a quorum is present, may be adjourned by a majority of the directors present to reconvene at a specific time and place. It shall not be necessary to give notice to the directors of the reconvened meeting or of the business to be transacted, other than by announcement at the meeting that was adjourned, unless a quorum was not present at the meeting that was adjourned, in which case notice shall be given to directors in the same manner as for a special meeting. At any such reconvened meeting at which a quorum is present, any business may be transacted that could have been transacted at the meeting that was adjourned.

4.10 WAIVER OF NOTICE. A director may waive any notice required by the Code, the Articles of Incorporation, or these Bylaws before or after the date and time of the matter to which the notice relates, by a written waiver signed by the director and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Attendance by a director at a meeting shall constitute waiver of notice of the meeting, except where a director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

ARTICLE Five
OFFICERS

5.1 OFFICERS. The officers of the Corporation shall consist of a President, a Secretary, and a Treasurer, and may include a Chief Executive Officer separate from the President, each of whom shall be elected or appointed by the Board of Directors. The Board of Directors may also elect a Chairman of the Board from among its members, which may be upon election designated an officer of the Corporation or a non-executive Chairman of the Board. The Board of Directors from time to time may, or may authorize the Chief Executive Officer or the President to, create and establish other offices and the duties thereof and may, or may authorize the Chief Executive Officer or the President to, elect or appoint, or authorize specific senior officers to appoint, the persons who shall hold such other offices, including one or more Vice Presidents (including Executive Vice Presidents, Senior Vice Presidents, Assistant Vice Presidents, and the like), one or more Assistant Secretaries, and one or more Assistant Treasurers. Whether or not so provided by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may appoint one or more Assistant Secretaries, and one or more Assistant Treasurers. Any two or more offices may be held by the same person.

5.2 TERM. Each officer shall serve at the pleasure of the Board of Directors (or, if appointed by the Chief Executive Officer, the President, or a senior officer pursuant to this Article Five, at the pleasure of the Board of Directors, the Chief Executive Officer, the President, or the senior officer authorized to have appointed the officer) until his or her death, resignation, or removal, or until his or her replacement is elected or appointed in accordance with this Article Five.

5.3 COMPENSATION. The compensation of all officers of the Corporation shall be fixed by the Board of Directors or by a committee or officer appointed by the Board of Directors. Officers may serve without compensation.

5.4 REMOVAL. All officers (regardless of how elected or appointed) may be removed, with or without cause, by the Board of Directors, and any officer appointed by the Chief Executive Officer, the President, or another senior officer may also be removed, with or without cause, by the Chief Executive Officer, the President, or by any senior officer authorized to have appointed the officer to be removed. Removal will be without prejudice to the contract rights, if any, of the person removed, but shall be effective notwithstanding any damage claim that may result from infringement of such contract rights.

5.5 CHAIRMAN OF THE BOARD. The Chairman of the Board (if there be one), whether an officer or a non-executive Chairman of the Board, shall preside at and serve as chairman of meetings of the shareholders and of the Board of Directors (unless another person is selected under Section 2.9 to act as chairman). The Chairman of the Board shall perform other duties and have other authority as may from time to time be delegated by the Board of Directors.

5.6 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be charged with the general and active management of the Corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, shall have the authority to select and appoint employees and agents of the Corporation, and shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board. The Chief Executive Officer shall perform any other duties and have any other authority as may be delegated from time to time by the Board of Directors, and shall be subject to the limitations fixed from time to time by the Board of Directors.

5.7 PRESIDENT. If there shall be no separate Chief Executive Officer of the Corporation, then the President shall be the chief executive officer of the Corporation and shall have all the duties and authority given under these Bylaws to the Chief Executive Officer. The President shall otherwise be the chief operating officer of the Corporation and shall, subject to the authority of the Chief Executive Officer, have responsibility for the conduct and general supervision of the business operations of the Corporation. The President shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

5.8 VICE PRESIDENTS. The Vice President (if there be one) shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, whether the duties and powers are specified in these Bylaws or otherwise. If the Corporation has more than one Vice President, the one designated by the Board of Directors or the Chief Executive Officer (in that order of precedence) shall act in the event of the absence or disability of the President.

Vice Presidents shall perform any other duties and have any other authority as from time to time may be delegated by the Board of Directors, the Chief Executive Officer, or the President.

5.9 SECRETARY. The Secretary shall be responsible for preparing minutes of the meetings of shareholders, directors, and committees of directors and for authenticating records of the Corporation. The Secretary or any Assistant Secretary shall have authority to give all notices required by law or these Bylaws. The Secretary shall be responsible for the custody of the corporate books, records, contracts, and other documents. The Secretary or any Assistant Secretary may affix the corporate seal to any lawfully executed documents requiring it, may attest to the signature of any officer of the Corporation, and shall sign any instrument that requires the Secretary’s signature. The Secretary or any Assistant Secretary shall perform any other duties and have any other authority as from time to time may be delegated by the Board of Directors, the Chief Executive Officer, or the President.

5.10 TREASURER. Unless otherwise provided by the Board of Directors, the Treasurer shall be responsible for the custody of all funds and securities belonging to the Corporation and for the receipt, deposit, or disbursement of these funds and securities under the direction of the Board of Directors. The Treasurer shall cause full and true accounts of all receipts and disbursements to be maintained and shall make reports of these receipts and disbursements to the Board of Directors, the Chief Executive Officer and President upon request. The Treasurer or Assistant Treasurer shall perform any other duties and have any other authority as from time to time may be delegated by the Board of Directors, the Chief Executive Officer, or the President.

ARTICLE Six
DISTRIBUTIONS AND DIVIDENDS

Unless the Articles of Incorporation provide otherwise, the Board of Directors, from time to time in its discretion, may authorize or declare distributions or share dividends in accordance with the Code.

ARTICLE Seven
SHARES

7.1 SHARES. The Corporation may issue shares of the Corporation with or without certificates. All certificates representing shares of the Corporation shall be in such form as the Board of Directors from time to time may adopt in accordance with the Code. Share certificates, if any, shall be in registered form and shall indicate the date of issue, the name of the Corporation, that the Corporation is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class of shares and designation of the series, if any, represented by the certificate. Each certificate shall be signed by the President or a Vice President (or in lieu thereof, by the Chairman of the Board or Chief Executive Officer, if there be one) and may be signed by the Secretary or an Assistant Secretary; provided, however, that where the certificate is signed (either manually or by facsimile) by a transfer agent, or registered by a registrar, the signatures of those officers may be facsimiles. Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the holder of such shares a written statement as prescribed by the Code.

7.2 RIGHTS OF CORPORATION WITH RESPECT TO REGISTERED OWNERS. Prior to due presentation for transfer of registration of its shares, the Corporation may treat the registered owner of the shares (or the beneficial owner of the shares to the extent of any rights granted by a nominee certificate on file with the Corporation pursuant to any procedure that may be established by the Corporation in accordance with the Code) as the person exclusively entitled to vote the shares, to receive any dividend or other distribution with respect to the shares, and for all other purposes; and the Corporation shall not be bound to recognize any equitable or other claim to or interest in the shares on the part of any other person, whether or not it has express or other notice of such a claim or interest, except as otherwise provided by law.

7.3 TRANSFERS OF SHARES. Transfers of shares shall be made upon the books of the Corporation kept by the Corporation or by the transfer agent designated to transfer the shares, only upon direction of the person named in the certificate, or, with respect to uncertificated shares, the registered owner of such shares, or by an attorney lawfully constituted in writing, and, if such shares are represented by a certificate or certificates, on surrender of the certificate or certificates for such shares properly endorsed, or for uncertificated shares, upon the presentation of proper evidence of authority to transfer by the record holder. Before any new certificate is issued or before any transfer of uncertificated shares is registered, any old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the provisions of Section 7.5 of these Bylaws shall have been complied with.

7.4 DUTY OF CORPORATION TO REGISTER TRANSFER. Notwithstanding any of the provisions of Section 7.3 of these Bylaws, the Corporation is under a duty to register the transfer of its shares only if: (a) the share certificate, if any, is endorsed by the appropriate person or persons; (b) reasonable assurance is given that each required endorsement or other instruction is genuine and effective; (c) the Corporation has no duty to inquire into adverse claims or has discharged any such duty; (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer is in fact rightful or is to a bona fide purchaser; and (f) the transfer is in compliance with applicable provisions of any transfer restrictions of which the Corporation shall have notice.

7.5 LOST, STOLEN, OR DESTROYED CERTIFICATES. Any person claiming a share certificate to be lost, stolen, or destroyed shall make an affidavit or affirmation of this claim in such a manner as the Corporation may require and shall, if the Corporation requires, give the Corporation a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Corporation, as the Corporation may require, whereupon an appropriate new certificate (or uncertificated shares in lieu of a new certificate) may be issued in lieu of the one alleged to have been lost, stolen or destroyed.

7.6 FIXING OF RECORD DATE. For the purpose of determining shareholders (a) entitled to notice of or to vote at any meeting of shareholders or, if necessary, any adjournment thereof, (b) entitled to receive payment of any distribution or dividend, or (c) for any other proper purpose, the Board of Directors may fix in advance a date as the record date. The record date may not be more than 70 days (and, in the case of a notice to shareholders of a shareholders’ meeting, not less than 10 days) prior to the date on which the particular action, requiring the determination of shareholders, is to be taken. A separate record date may be established for each Voting Group entitled to vote separately on a matter at a meeting. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, unless the Board of Directors shall fix a new record date for the reconvened meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

7.7 RECORD DATE IF NONE FIXED. If no record date is fixed as provided in Section 7.6, then the record date for any determination of shareholders that may be proper or required by law shall be, as appropriate, the date on which notice of a shareholders’ meeting is mailed, the date on which the Board of Directors adopts a resolution declaring a dividend or authorizing a distribution, or the date on which any other action is taken that requires a determination of shareholders.

ARTICLE Eight
INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS. The Corporation shall indemnify and hold harmless any director of the Corporation (an “Indemnified Person”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Corporation (for purposes of this Article Eight, collectively, a “Proceeding”) because he or she is or was a director, officer, employee, or agent of the Corporation, against any judgment, settlement, penalty, fine, or reasonable expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred with respect to the Proceeding (for purposes of this Article Eight, a “Liability”), provided, however, that no indemnification shall be made for: (a) any appropriation by a director, in violation of the director’s duties, of any business opportunity of the corporation; (b) any acts or omissions of a director that involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Code Section 14-2-832; or (d) any transaction from which the director received an improper personal benefit.

8.2 INDEMNIFICATION OF OTHERS. The Board of Directors shall have the power to cause the Corporation to provide to officers, employees, and agents of the Corporation all or any part of the right to indemnification permitted for such persons by appropriate provisions of the Code. Persons to be indemnified may be identified by position or name, and the right of indemnification may be different for each of the persons identified. Each officer, employee, or agent of the Corporation so identified shall be an “Indemnified Person” for purposes of the provisions of this Article Eight.

8.3 OTHER ORGANIZATIONS. The Corporation shall provide to each director, and the Board of Directors shall have the power to cause the Corporation to provide to any officer, employee, or agent, of the Corporation who is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise all or any part of the right to indemnification and other rights of the type provided under Sections 8.1, 8.2, 8.4, and 8.10 of this Article Eight (subject to the conditions, limitations, and obligations specified in those Sections) permitted for such persons by appropriate provisions of the Code. Persons to be indemnified may be identified by position or name, and the right of indemnification may be different for each of the persons identified. Each person so identified shall be an “Indemnified Person” for purposes of the provisions of this Article Eight.

8.4 ADVANCES. Expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred by an Indemnified Person in defending any Proceeding of the kind described in Sections 8.1 or 8.3, as to an Indemnified Person who is a director of the Corporation, or in Sections 8.2 or 8.3, as to other Indemnified Persons, if the Board of Directors has specified that advancement of expenses be made available to any such Indemnified Person, shall be paid by the Corporation in advance of the final disposition of such Proceeding as set forth herein. The Corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than 10 days following the Indemnified Person’s delivery to the Corporation of a written request for an advance pursuant to this Section 8.4, together with a reasonable accounting of such expenses; provided, however, that the Indemnified Person shall furnish the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and a written undertaking and agreement to repay to the Corporation any advances made pursuant to this Section 8.4 if it shall be determined that the Indemnified Person is not entitled to be indemnified by the Corporation for such amounts. The Corporation may make the advances contemplated by this Section 8.4 regardless of the Indemnified Person’s financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 8.4 may be unsecured and interest-free.

8.5 NON-EXCLUSIVITY. Subject to any applicable limitation imposed by the Code or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article Eight shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any provision of the Articles of Incorporation, or any Bylaw, resolution, or agreement specifically or in general terms approved or ratified by the affirmative vote of holders of a majority of the shares entitled to be voted thereon.

8.6 INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who, while serving in such a capacity, is also or was also serving at the request of the Corporation as a director, officer, trustee, partner, employee, or agent of any corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any Liability that may be asserted against or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Eight.

8.7 NOTICE. If the Corporation indemnifies or advances expenses to a director under any of Sections 14-2-851 through 14-2-854 of the Code in connection with a Proceeding by or in the right of the Corporation, the Corporation shall, to the extent required by Section 14-2-1621 or any other applicable provision of the Code, report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders’ meeting.

8.8 SECURITY. The Corporation may designate certain of its assets as collateral, provide self-insurance, establish one or more indemnification trusts, or otherwise secure or facilitate its ability to meet its obligations under this Article Eight, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Eight, as the Board of Directors deems appropriate.

8.9 AMENDMENT. Any amendment to this Article Eight that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to Proceedings based on actions, events, or omissions (collectively, “Post Amendment Events”) occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any Proceeding based on actions, events, or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses, and other rights under this Article Eight to the same extent as if such provisions had continued as part of the Bylaws of the Corporation without such amendment. This Section 8.9 cannot be altered, amended, or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

8.10 AGREEMENTS. The provisions of this Article Eight shall be deemed to constitute an agreement between the Corporation and each Indemnified Person hereunder. In addition to the rights provided in this Article Eight, the Corporation shall have the power, upon authorization by the Board of Directors, to enter into an agreement or agreements providing to any Indemnified Person indemnification rights substantially similar to those provided in this Article Eight.

8.11 CONTINUING BENEFITS. The rights of indemnification and advancement of expenses permitted or authorized by this Article Eight shall, unless otherwise provided when such rights are granted or conferred, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

8.12 SUCCESSORS. For purposes of this Article Eight, the term “Corporation” shall include any corporation, joint venture, trust, partnership, or unincorporated business association that is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation, or otherwise, and any such successor shall be liable to the persons indemnified under this Article Eight on the same terms and conditions and to the same extent as this Corporation.

8.13 SEVERABILITY. Each of the Sections of this Article Eight, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such Section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any separate Section or clause of this Article Eight that is not declared invalid or unenforceable.

8.14 ADDITIONAL INDEMNIFICATION. In addition to the specific indemnification rights set forth herein, the Corporation shall indemnify each of its directors and such of its officers as have been designated by the Board of Directors to the full extent permitted by action of the

Board of Directors without shareholder approval under the Code or other laws of the State of Georgia as in effect from time to time.

ARTICLE Nine
MISCELLANEOUS

9.1 INSPECTION OF BOOKS AND RECORDS. The Board of Directors shall have the power to determine which accounts, books, and records of the Corporation shall be available for shareholders to inspect or copy, except for those books and records required by the Code to be made available upon compliance by a shareholder with applicable requirements, and shall have the power to fix reasonable rules and regulations (including confidentiality restrictions and procedures) not in conflict with applicable law for the inspection and copying of accounts, books, and records that by law or by determination of the Board of Directors are made available. Unless required by the Code or otherwise provided by the Board of Directors, a shareholder of the Corporation holding less than two percent of the total shares of the Corporation then outstanding shall have no right to inspect the books and records of the Corporation.

9.2 FISCAL YEAR. The Board of Directors is authorized to fix the fiscal year of the Corporation and to change the fiscal year from time to time as it deems appropriate.

9.3 CORPORATE SEAL. The corporate seal will be in such form as the Board of Directors may from time to time determine. The Board of Directors may authorize the use of one or more facsimile forms of the corporate seal. The corporate seal need not be used unless its use is required by law, by these Bylaws, or by the Articles of Incorporation.

9.4 ANNUAL STATEMENTS. Not later than four months after the close of each fiscal year, and in any case prior to the next annual meeting of shareholders, the Corporation shall prepare (a) a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and (b) a profit and loss statement showing the results of its operations during its fiscal year. Upon receipt of written request, the Corporation promptly shall mail to any shareholder of record a copy of the most recent such balance sheet and profit and loss statement, in such form and with such information as the Code may require.

9.5 NOTICE. Whenever these Bylaws require notice to be given to any shareholder or to any director, the notice may be given by mail, in person, by courier delivery, by telephone, or by telecopier, telegraph, or similar electronic means. Whenever notice is given to a shareholder or director by mail, the notice shall be sent by depositing the notice in a post office or letter box in a postage-prepaid, sealed envelope addressed to the shareholder or director at his or her address as it appears on the books of the Corporation. Any such written notice given by mail shall be effective: (i) if given to shareholders, at the time the same is deposited in the United States mail; and (ii) in all other cases, at the earliest of (x) when received or when delivered, properly addressed, to the addressee’s last known principal place of business or residence, (y) five days after its deposit in the mail, as evidenced by the postmark, if mailed with first-class postage prepaid and correctly addressed, or (z) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee. Whenever notice is given to a shareholder or director by any means other than mail, the notice shall be deemed given when received.

(a) In calculating time periods for notice, when a period of time measured in days, weeks, months, years, or other measurement of time is prescribed for the exercise of any privilege or the discharge of any duty, the first day shall not be counted but the last day shall be counted.

9.6 STANDING TO BRING DERIVATIVE CLAIMS. To the fullest extent permitted by the Code, no shareholder may commence or maintain a derivative proceeding on behalf of the Corporation unless such shareholder owned, at the time of the act or omission complained of, at least one percent (1%) of the outstanding shares of common stock of the Corporation. This requirement shall be in addition to any other requirements for derivative standing under the Code.

9.7 EXCLUSIVE FORUM FOR INTERNAL ENTITY CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Georgia State-wide Business Court (the “Chosen Court”) shall be the sole and exclusive forum for any internal entity claim (as such term is defined in Section 14-1-1 of the Official Code of Georgia Annotated (the “O.C.G.A.”), as it may hereafter be amended), including, to the extent not covered by the foregoing: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, shareholder, or agent of the Corporation to the Corporation or its shareholders, including a claim alleging the aiding and abetting of any such breach; (c) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees, shareholders, or agents arising pursuant to any provision of the Code, the Articles of Incorporation, or these Bylaws (as either may be amended from time to time), including any action regarding the interpretation, validity, or enforceability thereof; (d) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees, shareholders, or agents governed by the internal affairs doctrine; (e) any action to compel inspection of the Corporation’s books and records; and (f) any action against the Corporation or any of its current or former directors, officers, employees, shareholders, or agents asserting a claim identified in Section 15-5A-3 of the O.C.G.A., as it may hereafter be amended. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the first sentence of this Section 9.7 is filed in a court other than the Chosen Court (a “Foreign Action”) in the name of any shareholder or other person bound by this Section 9.7, such shareholder or other person shall be deemed to have consented to: (i) the personal jurisdiction of the Chosen Court in connection with any action brought in any court to enforce the first sentence of this Section 9.7; (ii) having service of process made upon such shareholder or other person in any such action by service upon such shareholder’s or other person’s counsel in the Foreign Action as agent for such shareholder or other person; and (iii) the removal or transfer of such Foreign Action to the Chosen Court pursuant to Section 15-5A-4 of the O.C.G.A., as it may hereafter be amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.7.

9.8 EXCLUSIVE FORUM FOR SECURITIES ACT CLAIMS. Notwithstanding Section 9.7, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.8.

9.9 SEVERABILITY. Without limiting Section 8.13, if any provision of these Bylaws (including any provision within a single Section, subsection, clause, or sentence), or the application of any such provision to any person, entity, or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of such provision in any other circumstance and of the remaining provisions of these Bylaws shall not in any way be affected or impaired thereby.

ARTICLE Ten
AMENDMENTS

Except as otherwise provided below or under the Code, the Board of Directors shall have the power to alter, amend, or repeal these Bylaws or adopt new Bylaws. Notwithstanding any other provision of these Bylaws, the Corporation’s Articles of Incorporation or law, neither Section 2.3, 2.14 or 3.8, nor Article Eight hereof nor this Article Ten may be amended or repealed except upon the affirmative vote of holders of at least a majority of the total number of votes of the then outstanding shares of capital stock of the Company that are entitled to vote generally in the election of directors, voting together as a single class. Any Bylaws adopted by the Board of Directors may be altered, amended, or repealed, and new Bylaws adopted, by the shareholders. The shareholders may prescribe in adopting any Bylaw or Bylaws that the Bylaw or Bylaws so adopted shall not be altered, amended, or repealed by the Board of Directors.